Exhibit 10.37

5 The North Colonnade Canary Wharf London E14 4BB
United Kingdom Tel +44 (0)20 7623 2323

To:	NATIONAL CINEMEDIA LLC (the “Counterparty”)

Attn:	David Oddo

Fax No:	0013037928829

From:	BARCLAYS BANK PLC (LONDON HEAD OFFICE) (“Barclays”)

Date:	February 16, 2010

Reference:	3700890B

Amended Rate Swap Confirmation

The purpose of this facsimile (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation supersedes any previous Confirmation or other written communication with respect to the Transaction described below and evidences a complete binding agreement between you and us as to the terms of the Transaction described below. This Confirmation constitutes a Confirmation as referred to in the Agreement specified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the 2006 Definitions and this Confirmation, this Confirmation will govern for the purposes of the Transaction. References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the 2006 Definitions. Capitalized terms used in this Confirmation and not defined in this Confirmation or the 2006 Definitions shall have the respective meanings assigned in the Agreement (defined below). Each party hereto agrees to make payment to the other party hereto in accordance with the provisions of this Confirmation and of the Agreement.

1. This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. You and we agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form”), with such modifications as you and we in good faith agree (when so agreed, executed and delivered, the “Agreement”). Upon the execution by you and us of such Agreement, this Confirmation will supplement, form a part of, and be subject to that agreement. All provisions contained or incorporated by reference in that agreement upon its execution will govern this Confirmation except as expressly modified below. Until we execute and deliver that agreement, this Confirmation, together with all other confirmations referring to the ISDA Form confirming transactions entered into between us, shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if we had executed an agreement in such form (but without any Schedule) on the Trade Date of the first such Transaction between us, governed by New York law with the Termination Currency being USD, and including as Section 6(f) thereof the provisions of Section V(A) of ISDA’s User’s Guide to the 1992 Master Agreements. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

Each party represents to the other party that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary):

(a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction: it being understood that information and explanations related to the terms and conditions of the Transaction shall not he considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of the Transaction.

(d) Purpose. It is entering into the Transaction for the purposes of hedging its assets or liabilities or in connection with a line of business.

The terms of the particular Transaction to which this Confirmation relates are as follows:

2.	TRADE DETAILS
Notional Amount:	USD 137,500,000.00

Trade Date:	February 4, 2010

Effective Date:	December 14, 2009

Termination Date:	February 13, 2015; subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Amounts:
Fixed Rate Payer:	Counterparty

Fixed Rate Payer Payment Date(s):	The 13th of June, September, December and March in each year from (and including) March 13, 2010 to (and including) December 13, 2014 with a Final Payment on the Termination Date; subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Rate:	4.984% per annum

Fixed Rate Day Count Fraction:	Actual/360

Floating Amounts:

Floating Rate Payer:	Barclays

Floating Rate Payer Payment Date(s):	The 13th of June, September, December and March in each year from (and including) March 13, 2010 to (and including) December 13, 2014 with a Final Payment on the Termination Date; subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate for initial Calculation Period:	0.25425%

Floating Rate Option:	USD-LIBOR-BBA

Spread:	None

Floating Rate Day Count Fraction:	Actual/360

Designated Maturity:	3 Months

Reset Dates:	The first day in each Calculation Period

Compounding:	Inapplicable

Business Days:	London and New York

Calculation Agent:	Barclays

3.

ADDITIONAL PROVISIONS

The following provisions will apply to this Transaction as if such terms constitute the entire Schedule to the 1992 ISDA Master Agreement referenced in the third paragraph of this Confirmation. Any reference to the “Agreement” shall be deemed a reference to such 1992 ISDA Master Agreement supplemented and amended by the following terms.

Specified Entity:	Specified Entity means in relation to Barclays and Counterparty: Not Applicable

Cross Default:	Provisions of Section 5(a)(vi) will apply to Counterparty and Barclays.

In connection with 5(a)(vi), the following terms shall have the meaning set forth below:

“Specified Indebtedness” has the meaning specified in Section 14 of this Agreement, except that with respect to Barclays, indebtedness or obligations in respect of deposits received in the ordinary course of the banking business of such party shall not constitute Specified Indebtedness and with respect to

Counterparty. “Specified Indebtedness” shall include, without limitation, the obligations of Counterparty under that certain Credit Agreement dated as of February 13, 2007, made by and between Party B, Lehman Brothers Inc. and J.P. Morgan Securities, Inc., as Arrangers, Credit Suisse (USA) LLC and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents, Lehman Commercial Paper Inc., as Administrative Agent; and the other Lenders party thereto, as the same may be amended, modified, supplemented or replaced from time to time (the “Credit Agreement”) (and to which other lenders, borrowers or other persons may be or become party).

“Threshold Amount” means, (1) with respect to Barclays, an amount equal to three percent (3%) of its shareholders’ equity, determined in accordance with generally acceptable accounting principles in its jurisdiction or incorporation or organization as at the end of its most recently completed fiscal year, and (2) with respect to Counterparty, $25,000,000.

Automatic Early Termination:	The “Automatic Early Termination” provision of Section 6 (a) will not apply to Barclays and will not apply to Counterparty.

Payments on Early Termination:	For the purpose of Section 6 (e), the Second Method and Market Quotation will apply.

Credit Event Upon Merger:	Provisions of Section 5(b)(iv) will apply to Barclays and Counterparty. Section 5(b)(iv) of the Agreement is replaced with the following:

“The term “Credit Event Upon Merger” shall mean that a Designated Event (as defined below) occurs with respect to a party, any Credit Support Provider of such party or any applicable Specified Entity of such party (in each case, “X”) and such Designated Event does not constitute an event described in Section 5(a)(viii) of this Agreement and the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, after taking into account any applicable Credit Support Document, is, in the reasonable opinion of the other party, materially weaker immediately after the occurrence of such Designated Event than that of X immediately prior to the occurrence of such Designated Event (and, in any such event, such party or its successor, surviving or transferee entity, as appropriate, will be the Affected Party).

A “Designated Event” with respect to X means that:

(i) X consolidates or amalgamates with or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the date of this Agreement) to, or reorganizes, reincorporates or reconstitutes into or as another entity; or

(ii) any person or related group of persons or entity acquires directly or indirectly the beneficial ownership of (A) equity securities having the power to elect a majority of the board of directors (or its equivalent) of X or (B) any other ownership interest enabling it to exercise control of X; or

(iii) X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of (A) preferred stock or other securities convertible into, or exchangeable for, debt or preferred stock; or (B) in the case of entities other than corporations, any other form of ownership interest.

Certain Defined Terms and Representations	Counterparty represents and warrants to Barclays at all times until the termination of this Confirmation that (i) this Confirmation is a Specified Hedge Agreement that is permitted under the Credit Agreement and under its other contractual obligations and (ii) this Confirmation is an Obligation (as defined in the Credit Agreement and Collateral Documents). Counterparty represents and warrants to Barclays at all times until the execution and delivery of the Agreement that the obligations of Counterparty to Barclays with respect to this Confirmation is secured under, and in accordance with, the terms of the Credit Agreement and Collateral Documents and rank at least pari passu and equal in right and priority of payment and liquidation with the Loans under the Loan Documents (and, to the extent the Loans consist of multiple tranches, the most senior tranche thereof).

Barclays represents and warrants to Counterparty that, as of the Effective Date, the Trade Date and the date hereof, it is a Lender (as defined in the Credit Agreement) or an affiliate of a Lender.

The following terms shall have the meanings set forth below for purposes of this Confirmation:

“Collateral Documents” means the Credit Agreement and the “Security Documents” as defined in the Credit Agreement.

“Lender” means any lender under the Credit Agreement holding the most senior security interest in the Collateral relative to the other Secured Parties.

“Loan” means any loan made by a Lender to a borrower under the Credit Agreement.

“Loan Documents” shall have the meaning as set forth in the Credit Agreement.

“Secured Party” means a secured party under the Collateral Documents.

Assignment:	Except as expressly provided in the Agreement, the Transaction may not be assigned by either party hereto without the consent of the other party hereto, and any purported assignment of the Transaction without such consent shall be void.

Telephone Recording:	Each party to this Transaction:

(i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Transaction;

(ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel; and

(iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any court or legal proceedings for the purpose of establishing any matters relating to this Transaction.

Special Provisions

Early Termination:	If the Counterparty has not executed an ISDA Master Agreement, in a form reasonably acceptable to Barclays, on or before the sixtieth (60th) calendar day following February 8, 2010, then the following Optional Early Termination provisions shall apply; provided that from and after the date that the Counterparty has executed an ISDA Master Agreement, in a form reasonably acceptable to Barclays, Optional Early Termination shall no longer apply.

Optional Early Termination:	Applicable

Option Style:	Bermuda

Seller:	Counterparty

Buyer:	Barclays

Business Days for Payments:	New York

Exercise business Days:	New York

Calculation Agent: Procedure for Exercise:	Barclays

Bermuda Option Exercise Dates:	Any day that is sixty-one (61) or more calendar days following February 8, 2010.

Expiration Date:	None

Earliest Exercise Time:	9:00 a.m. local time in New York

Latest Exercise Time on the Option Exercise Date:	11:00 a.m. local time in New York

Contact Details for Purpose of Giving Notice of Exercise:

Barclays:	To Be Advised

Counterparty:	To Be Advised

Settlement Terms:

Cash Settlement:	Applicable

Cash Settlement Valuation Time:	11:00 a.m. New York time

Valuation Business Days:	New York

Cash Settlement Payment Date:	Two Business Days following the Exercise Date

Business Day Convention for Cash Settlement Payment Date:	Modified Following

Cash Settlement Method:	Cash Price

Cash Settlement Currency:	USD

Quotation Rate:	Mid

Governing Law:	The Transaction and this Confirmation will be governed by and construed in accordance with the laws of the state of New York without reference to choice of law doctrine

Waiver of Right to Trial by Jury:	Each of the parties hereby irrevocably waives any and all right to a trial by jury with respect to any legal proceeding or counterclaim arising out of or relating to the ISDA Form or this Confirmation.

4.	ACCOUNT DETAILS

Payments to Barclays:	Correspondent: BARCLAYS BANK PLC-NEW YORK BIC:BARCUS33XXX Account: 050019228 Beneficiary: BARCLAYS BANK PLC

Payments to Counterparty:	Please advise

5.	OFFICES

Barclays:	Address for Notices: BARCLAYS CAPITAL 5 THE NORTH COLONNADE CANARY WHARF LONDON El4 4BB ENGLAND Telephone: +44 207 773 0177/0178 Facsimile: +44 207 773 6810/6857

Counterparty:	Details for giving notices to be advised separately in writing.

The time of dealing will be confirmed by Barclays upon written request. Barclays is regulated by the Financial Services Authority. Barclays is acting for its own account in respect of this Transaction.

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the Transaction by responding within three (3) Business Days by promptly signing in the space provided below and both (i) faxing the signed copy to Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations, Fax +(44) 20-7773-6810/6045, Tel +(44) 20-7773-0177/0178, and (ii) mailing the signed copy to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB Attention of Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations. Your failure to respond within such period shall not affect the validity or enforceability of the Transaction as against you. This facsimile shall be the only documentation in respect of the Transaction and accordingly no hard copy versions of this Confirmation for this Transaction shall be provided unless the Counterparty requests.

For and on behalf of	For and on behalf of
BARCLAYS BANK PLC	NATIONAL CINEMEDIA LLC

/s/ Linda Alexander	/s/ Gary W. Ferrera
2/17/10	2/17/10

NAME:	NAME:
Authorised Signatory	Authorised Signatory
Date:	Date:

Barclays Bank PLC and its affiliates, including Barclays Capital Inc., may share with each other information, including non-public credit information, concerning its clients and prospective clients. If you do not want such information to be shared, you must write to the Director of Compliance, Barclays Bank PLC, 222 Broadway, New York, N.Y. 10038.